Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners, L.P. Reports First Quarter 2017 Results

Q1 HIGHLIGHTS

•	First quarter net income was $65.4 million

•	First quarter cash provided by operating activities was $233.7 million

•	First quarter adjusted earnings before interest, taxes and depreciation (EBITDA) was $414.1 million

•	First quarter distributable cash flow (DCF) was $197.7 million

•	On January 27, 2017, the Partnership announced three initial actions to strengthen its financial outlook

•	On April 28, 2017, the Partnership announced the conclusion and outcomes of its strategic review designed to strengthen and simplify EEP’s commercial and financial profile and position EEP as a pure-play, liquids pipeline MLP

HOUSTON, TEXAS, May 10, 2017 – Enbridge Energy Partners, L.P. (NYSE:EEP) (EEP or the Partnership) today reported first quarter 2017 adjusted EBITDA and DCF of $414.1 million and $197.7 million, respectively.

First quarter results were in-line with expectations and the 2017 financial outlook provided on January 27, 2017. Lakehead system deliveries reached a record level of 2.748 million barrels per day during the quarter. Higher volumes on the Mainline partially offset continued weakness in the natural gas business and lower average transportation rates and volumes on the North Dakota system.

On April 28, the Partnership announced the conclusion of its strategic review and several comprehensive actions to strengthen the Partnership’s financial position and outlook. The actions taken together with its general partner, Enbridge Energy Company, Inc. (EECI or the General Partner), a subsidiary of Enbridge Inc. (NYSE:ENB) (Enbridge), along with the actions taken on January 27 will position the Partnership as a pure-play, liquids pipeline MLP with a low-risk commercial profile, stable cash flows, a strong balance sheet, healthy distribution coverage, visible growth and very limited external capital needs.

"We believe these restructuring actions re-establish EEP with an attractive and sustainable risk-return value proposition,” said Mark Maki, President for the Partnership. “EEP will be positioned as a pure-play liquids pipeline MLP with one of the lowest risk commercial profiles in the industry, generating stable and predictable cash flows over the long term, irrespective of market conditions. Our first quarter and second quarter mark a transition of the Partnership to the value proposition envisioned in our strategic review. We have executed upon the majority of these actions and expect to complete the balance in the second quarter.”

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Based on the restructuring actions announced on April 28, 2017, the Partnership previously provided pro forma guidance metrics, assuming the restructuring actions were effective January 1, 2017, of:

•	Adjusted EBITDA of $1,580 – $1,680 million

•	DCF of $700 – $750 million

First Quarter 2017 Performance Overview

The Partnership’s key financial results for the three months ended March 31, 2017, compared to the same period in 2016, were as follows:

	Three months ended
	March 31,
(unaudited; in millions, except per unit amounts)	2017	2016
Net income(1)	$65.4	$80.0
Net income per unit (basic and diluted)	0.15	0.07
Adjusted EBITDA(2)	414.1	466.2
Adjusted net income(1)	68.5	113.8
Adjusted net income per unit (basic and diluted)	$0.16	$0.17

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income and adjusted EBITDA for the three months ended March 31, 2017, as reported above, eliminate the effect of: (a) non-cash, mark-to-market net gains and losses; (b) asset impairment; and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Net income for the first quarter of 2017 decreased $14.6 million over the same period from the prior year as a result of lower operating results in the Liquids and Natural Gas segments, partially offset by an increase to net income from the Partnership’s non-cash mark-to-market derivative transactions. Adjusted net income of $68.5 million for the first quarter of 2017 was $45.3 million lower than the same period from the prior year. Lower earnings in the liquids segment were predominately due to a decrease in North Dakota system deliveries and rates and an increase in operating and administrative costs. North Dakota rates decreased due to the expiration of two expansion surcharges on the North Dakota system. An increased operating loss in the Partnership’s natural gas segment was primarily the result of lower volumes and commodity prices.

During the first quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent. The Preferred units were redeemed in the second quarter as a result of actions resulting from the Partnership’s strategic review.

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COMPARATIVE EARNINGS STATEMENT	Three months ended
	March 31,
(unaudited; in millions, except per unit amounts)	2017	2016
Operating revenues	$1,178.7	$1,061.6
Operating expenses:
Commodity cost	487.8	348.0
Environmental costs, net of recoveries	10.3	16.9
Operating and administrative	212.6	215.0
Power	74.5	72.8
Depreciation and amortization	146.2	140.9
Operating income	247.3	268.0
Interest expense, net	(106.8)	(112.9)
Allowance for equity used during construction	10.3	12.3
Other income	8.1	7.5
Income before income tax expense	158.9	174.9
Income tax expense	(1.5)	(2.5)
Net income	157.4	172.4
Less: Net income attributable to:
Noncontrolling interest	68.3	68.8
Series 1 preferred unit distributions	22.5	22.5
Accretion of discount on Series 1 preferred units	1.2	1.1
Net income attributable to general and limited partner
ownership interests in Enbridge Energy Partners, L.P.	$65.4	$80.0
Less: Allocations to general partner	11.3	55.9
Net income allocable to common units and i-units	$54.1	$24.1
Weighted average common units and i-units (basic and diluted)	353.0	344.7
Net income per common unit and i-unit (basic and diluted)	$0.15	$0.07

Comparison of Quarterly Results

Following are explanations for significant changes in the Partnership’s financial results, comparing the three months ended March 31, 2017 with the same period of 2016. The comparison refers to operating income and adjusted operating income. Adjusted operating income excludes the effect of certain non-cash and other items that the Partnership believes are not indicative of its core operating results (see Non-GAAP Reconciliations section below).

	Three months ended
Operating Income (Loss)	March 31,
(unaudited; in millions)	2017	2016
Liquids	$271.2	$301.4
Natural Gas	(17.9)	(29.9)
Other	(6.0)	(3.5)
Operating income	$247.3	$268.0

	Three months ended
Adjusted Operating Income (Loss)	March 31,
(unaudited; in millions)	2017	2016
Liquids	$277.3	$310.5
Natural Gas	(21.8)	(1.6)
Other	(6.0)	(3.5)
Adjusted operating income	$249.5	$305.4

Liquids

First quarter operating results for the Liquids segment decreased $30.2 million to $271.2 million over the comparable period in 2016. Lower operating results were primarily due to lower average rates and weaker short-haul transportation volumes destined for the Berthold rail loading facility on the North Dakota system. North Dakota rates decreased due to the expiration of the Phase 5 looping and Phase 6 surcharges, resulting in an $8.9 million decrease in operating revenue period over period. Volumes on the Partnership’s Lakehead system increased in 2017, when compared to the same period in 2016, from assets placed into service in 2016 including portions of the Eastern Access, Mainline Expansion projects, and other projects. Higher revenue associated with additional projects placed into service in 2016 was offset by lower tolls and the impact of a depreciation study which came into effect in the fourth quarter of 2016. Operating and administrative costs were higher period over period due to $9.7 million in environmental remediation costs associated with the Ozark Pipeline System release on January 14, 2017.

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First quarter adjusted operating income for the Liquids segment decreased $33.2 million to $277.3 million over the comparable period in 2016 due to the same factors described above.

	Three months ended
Liquids Systems Volumes	March 31,
(thousand barrels per day)	2017	2016
Lakehead	2,748	2,735
Mid-Continent	145	168
North Dakota	334	402
Total	3,227	3,305

Natural Gas

First quarter operating loss for the Natural Gas segment decreased $12.0 million over the comparable period in 2016. The decrease in operating loss was primarily the result of an increase in non-cash mark-to-market gains in the current period when compared to the same period in 2016 in the amount of $33.0 million. Operating losses were also decreased by lower operating expenses resulting from cost reduction efforts. The gas pipelines and processing business continues to be impacted by low natural gas and NGL prices. System volumes, and a reduction in the value we received for the Partnership’s natural gas liquids due to lower hedged prices when compared to the same period in 2016, are impacting 2017 results.

First quarter adjusted operating results for the Natural Gas segment decreased $20.2 million over the comparable period in 2016. The decrease in segment adjusted operating results was predominantly attributable to a reduction in the value the Partnership receives for its natural gas liquids due to lower hedged prices and lower natural gas and NGL system volumes. The decrease in adjusted segment operating results was partially offset by reductions in operating and administrative expenses from enacted cost reduction measures.

	Three months ended
Natural Gas Throughput	March 31,
(MMBtu per day)	2017	2016
East Texas	848,000	948,000
Anadarko	495,000	652,000
North Texas	175,000	216,000
Total	1,518,000	1,816,000

	Three months ended
NGL Production	March 31,
(Barrels per day)	2017	2016
Total System Production	61,661	73,499

Conference Call Details

The Partnership will host a joint conference call and webcast at 9:00 a.m. Eastern Time on May 11, 2017, with Enbridge Inc. (TSX: ENB) (NYSE:ENB), Enbridge Income Fund Holdings Inc. (TSX: ENF), and Spectra Energy Partners, LP (NYSE: SEP) to review first quarter results. Analysts, members of the media and other interested parties can access the call toll-free at 1-866-215-5508 or within and outside North America at 1-514-841-2157 using the access code of 44798051#. The call will be audio webcast live over the internet and may be accessed on the Partnership’s website under Events and Presentations or directly at http://edge.media-server.com/m/p/9gxn6d2m.

A webcast replay will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available at toll-free 1-888-843-7419 or within and outside North America at 1-630-652-3042 (access code 44798051#) for seven days after the call.

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Non-GAAP Reconciliations

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges with estimating some of the items, particularly with estimating non-cash unrealized derivative fair value losses and gains, which are subject to market variability, and therefore a reconciliation is not available without unreasonable effort.

Adjusted Net Income and Adjusted Operating Income

Adjusted net income for the Partnership and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that Management believes are not indicative of the Partnership’s core operating results. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States. Non-GAAP measures no longer include make-up rights and option premium amortization adjustments. These changes were made on a prospective basis beginning with the second quarter of 2016 and are not material for historical periods presented.

	Three months ended
Adjusted Net Income	March 31,
(unaudited; in millions, except per unit amounts)	2017	2016
Net income attributable to general and limited partner ownership	$65.4	$80.0
interests in Enbridge Energy Partners, L.P.
Noncash derivative fair value (gains) losses:
-Liquids	(1.7)	1.7
-Natural Gas	(4.5)	20.7
-Corporate	0.3	1.9
Accretion of discount on Series 1 preferred units	1.2	1.1
Make-up rights adjustment	-	1.0
Line 2 hydrotest expenses, net of recoveries	-	(8.5)
Line 6A and 6B incident expenses, net of recoveries	-	15.0
Option premium amortization	-	0.9
Sandpiper costs	2.5	-
Severance costs	5.3	-
Adjusted net income	68.5	113.8
Less: Allocations to general partner	11.4	56.6
Adjusted net income allocable to common units and i-units	$57.1	$57.2
Weighted average common units and i-units outstanding	353.0	344.7
Adjusted net income per common unit and i-unit (basic and diluted)	$0.16	$0.17

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	Three months ended
Liquids	March 31,
(unaudited; in millions)	2017	2016
Operating income	$271.2	$301.4
Noncash derivative fair value (gains) losses	(1.7)	1.7
Make-up rights adjustment	-	0.9
Line 2 hydrotest expenses, net of recoveries	-	(8.5)
Line 6A and 6B incident expenses, net of recoveries	-	15.0
Sandpiper costs	4.0	-
Severance costs	3.8	-
Adjusted operating income	$277.3	$310.5

	Three months ended
Natural Gas	March 31,
(unaudited; in millions)	2017	2016
Operating loss	$(17.9)	$(29.9)
Noncash derivative fair value (gains) losses	(5.9)	27.1
Option premium amortization	-	1.2
Severance costs	2.0	-
Adjusted operating loss	$(21.8)	$(1.6)

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to manage the performance of the entity. Distributable cash flow is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliations of net income to adjusted EBITDA and net cash provided by operating activities to distributable cash flow are provided because adjusted EBITDA and distributable cash flow are not financial measures recognized under generally accepted accounting principles.

	Three months ended
Adjusted EBITDA	March 31,
(unaudited; in millions)	2017	2016
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$65.4	$80.0
Depreciation and amortization	146.2	140.9
Interest expense, net	106.8	112.9
Income tax expense	1.5	2.5
Net income attributable to noncontrolling interest	68.3	68.8
Series 1 preferred unit distributions	22.5	22.5
Noncash derivative fair value (gains) losses	(7.6)	28.8
Accretion of discount on Series 1 preferred units	1.2	1.1
Make-up rights adjustment	-	1.0
Line 2 hydrotest expense, net of recoveries	-	(8.5)
Line 6A and 6B incident expenses, net of recoveries	-	15.0
Option premium amortization	-	1.2
Sandpiper costs	4.0	-
Severance costs	5.8	-
Adjusted EBITDA	$414.1	$466.2

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	Three months ended
Distributable Cash Flow	March 31,
(unaudited; in millions)	2017	2016
Net cash provided by operating activities	$233.7	$266.3
Changes in operating assets and liabilities,
net of cash acquired	52.9	89.1
Allowance for equity used during construction(2)	-	12.3
Option premium amortization	-	1.2
Line 2 hydrotest expense, net of recoveries	-	(8.5)
Distributions in excess of equity earnings	0.8	1.5
Maintenance capital expenditures	(9.0)	(8.1)
Non-controlling interests	(96.6)	(107.8)
Gain on sale	10.6	-
Distribution support agreement(1)	-	(0.4)
Other	5.3	(1.1)
Distributable cash flow	$197.7	$244.5

(1)	Distribution agreement in place with MEP to support 1.0x coverage.
(2)	Distributable cash flow excludes allowance for equity used during construction beginning Q1 2017.

Forward-Looking Statements

This news release includes forward-looking statements, which are statements that frequently use words such as "anticipate," "believe," "consider," "continue," "could," "estimate," "evaluate," "expect," "explore," "forecast," "intend," "may," "opportunity," "plan," "position," "projection," "should," "strategy," "target," "will" and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Any forward-looking statement made by the Partnership in this release speaks only as of the date on which it is made, and the Partnership undertakes no obligation to publicly update any forward-looking statement. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) the Partnership’s ability to complete the sale of its natural gas business pursuant to the agreement it has entered into with its General Partner in a timely manner or at all; (2) the effectiveness of the various other actions the Partnership has announced resulting from its strategic review process; (3) changes in the demand for the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids, or NGLs, including the rate of development of the Alberta Oil Sands; (4) the Partnership’s ability to successfully complete and finance expansion projects; (5) the effects of competition, in particular, by other pipeline systems; (6) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom it sell products; (7) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties and injunctive relief assessed in connection with the crude oil release on that line; (8) costs in connection with complying with the settlement consent decree related to Line 6B and Line 6A, which is still subject to court approval, or the failure to receive court approval of, or material modifications to, such decree; (9) changes in or challenges to the Partnership’s tariff rates; (10) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (11) permitting at federal, state and local level or renewals of rights of way. Any statements regarding sponsor expectations or intentions are based on information communicated to the Partnership by Enbridge, but there can be no assurance that these expectations or intentions will not change in the future.

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“Enbridge” refers collectively to Enbridge Inc. and its subsidiaries other than the Partnership and its subsidiaries.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q or current reports on Form 8-K for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and at the Partnership’s website.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 23 percent of total U.S. oil imports.

About Enbridge Energy Management, L.L.C.

Enbridge Energy Management, L.L.C. manages the business and affairs of the Partnership, and its sole asset is an approximate 19 percent limited partner interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of the Partnership and holds an approximate 35 percent interest in the Partnership. Enbridge Management is the delegate of the general partner of the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT:

Enbridge Energy Partners, L.P.
Media	Investment Community
Michael Barnes	Adam McKnight
Toll Free: (877) 496-8142	Toll Free: (403) 266-7922
Email: michael.barnes@enbridge.com	Email: eep@enbridge.com

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